Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CHARTER

OF FIRST METLIFE INVESTORS INSURANCE COMPANY

UNDER SECTIONS 805 OF THE BUSINESS CORPORATION LAW AND

SECTION 1206 OF THE INSURANCE LAW OF THE STATE OF NEW YORK

* * * * *

THE UNDERSIGNED, Kieran Mullins and D. Burt Arrington, being the duly appointed authorized officers of First MetLife Investors Insurance Company (the “Corporation”), a corporation organized and existing under the laws of the State of New York, for the purpose of amending the Corporation’s Charter (the “Charter”), hereby certify as follows:

1.	The name of the Corporation is First MetLife Investors Insurance Company.

2.	Its Charter was first filed with the State of New York Insurance Department on December 31, 1992.

3.	Pursuant to Sections 708 and 615 of the Business Corporation Law of the State of New York (the “BCL”), the board of directors and the sole shareholder resolved, by written consent, to amend Section 1 of the Charter to change the name of the Corporation.

4.	To accomplish the foregoing amendment, the Charter is hereby amended by striking out Section 1 thereof in its entirety and by substituting in lieu of said Section 1 the following new Section:

Section 1.	The name of this Corporation is: Brighthouse Life Insurance Company of NY.

IN WITNESS WHEREOF, the undersigned hereby affirm, under penalties of perjury, that the statements made in the foregoing Certificate of Amendment are true.

Dated: March 6, 2017	/s/ Kieran Mullins
Kieran Mullins,
Chairman of the Board, President and Chief Executive Officer

/s/ D. Burt Arrington
D. Burt Arrington
Vice President and Secretary